American High-Income Municipal Bond Fund 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

January 31, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$48,730
Class B	$649
Class C	$3,118
Class F1	$3,924
Class F2	$1,343
Total	$57,764

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3274
Class B	$0.2744
Class C	$0.2708
Class F1	$0.3203
Class F2	$0.3391

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	138,211
Class B	2,052
Class C	10,433
Class F1	10,946
Class F2	4,345
Total	165,987

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$13.24
Class B	$13.24
Class C	$13.24
Class F1	$13.24
Class F2	$13.24